Exhibit 99.1

Garmin® Shareholders Approve Quarterly Dividend through March 2018 and Garmin Announces Record and Payment Dates for June 2017 Dividend Installment

Schaffhausen, Switzerland / June 9, 2017/ Business Wire

SCHAFFHAUSEN, Switzerland—(BUSINESS WIRE)—At Garmin Ltd.’s annual shareholders’ meeting held today, approval was received from the shareholders in accordance with Swiss corporate law for a cash dividend in the amount of $2.04 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments. The board has determined that the June installment of the dividend will be paid as indicated below and currently anticipates the scheduling of the remaining quarterly dividends as follows:

Dividend Date	Record Date	$s per share
June 30, 2017	June 19, 2017	$0.51
September 29, 2017	September 15, 2017	$0.51
December 29, 2017	December 15, 2017	$0.51
March 30, 2018	March 15, 2018	$0.51

About Garmin Ltd.

For more than 25 years, Garmin has pioneered new GPS navigation and wireless devices and applications that are designed for people who live an active lifestyle. Garmin serves five primary business units, including automotive, aviation, fitness, marine, and outdoor recreation. For more information, visit Garmin's virtual pressroom at garmin.com/newsroom, contact the Media Relations department at 913-397-8200, or follow us at facebook.com/garmin, twitter.com/garmin, or youtube.com/garmin.

Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 31, 2016, filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of such Form 10-K is available at http://www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com